Item 27. Exhibit (d) v.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY
Springfield, MA 01111-0001

FIXED ACCOUNT WITH DECLARED INTEREST RATE RIDER

This rider modifies the Contract to which it is attached.  The effective date of this rider is the Rider Effective Date shown on the Contract Schedule.  In the case of a conflict with any provision in the Contract, the provisions of this rider will control.

The Contract is modified as follows:

RIGHT TO EXAMINE:  The Right to Examine Contract provision of the Contract also applies to this rider if any portion of the initial Net Purchase Payment under the Contract is allocated to the Fixed Account.

The following are added to amend the DEFINITIONS section of the Contract:

DEFINITIONS

CONTRACT VALUE	The sum of the Contract Owner’s interest in the Sub-Accounts of the Separate Account and the Contract Owner’s interest in the Fixed Account(s) during the Accumulation Period.

FIXED ACCOUNT	An investment option within the General Account which may be selected during the Accumulation Period.

The TRANSFERS DURING THE ACCUMULATION PERIOD section of the Contract is deleted and replaced with the following:

TRANSFERS DURING THE ACCUMULATION PERIOD

Subject to any limitations imposed by the Company on the number of transfers and the minimum and maximum amounts to be transferred, shown on the Contract Schedule, the Contract Owner may transfer during the Accumulation Period all or part of the Contract Owner’s interest in the Fixed Account or a Sub-Account by Written Request without the imposition of any fee or charge if there have been no more than the number of free transfers shown on the Contract Schedule.  All transfers are subject to the following:

1.
If more than the number of free transfers have been made, the Company will deduct a Transfer Fee, shown on the Contract Schedule, for each subsequent transfer permitted.  The Transfer Fee will be deducted from the Contract Owner’s interest in the Fixed Account or from the Sub-Account from which the transfer is made.  However, if the Contract Owner’s entire interest in the Fixed Account or the Sub-Account is being transferred, the Transfer Fee will be deducted from the amount which is transferred.  If the Contract Values are being transferred from more than one Sub-Account and/or the Fixed Account, any Transfer Fee will be allocated to those Sub-Accounts and the Fixed Account on a pro-rata basis in proportion to the amount transferred from each Sub-Account and the Fixed Account.

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2.	The minimum and maximum amount which can be transferred is shown on the Contract Schedule. The minimum amount which must remain in the Fixed Account or a Sub-Account is shown on the Contract Schedule.

3.	The Company reserves the right, at any time and without prior notice to any party, to terminate, suspend or modify the transfer privilege described above.

If the Contract Owner elects to use this transfer privilege, the Company will not be liable for transfers made in accordance with the Contract Owner’s instructions.  All amounts and Accumulation Units will be determined as of the end of the Valuation Period during which the request for transfer is received at the Annuity Service Center.

The following amends the WITHDRAWAL PROVISIONS section of the Contract:

WITHDRAWAL PROVISIONS

WITHDRAWAL

Any withdrawal will be deducted from each applicable Sub-Account and the Fixed Account in the ratio that the Contract Owner’s interest in the Sub-Account or Fixed Account bears to the total Contract Value.  If the Contract Owner makes a total withdrawal, all of the Contract Owner’s rights and interests in the Contract will terminate.

Partial Withdrawals from the Fixed Account are calculated on a first-in, first-out basis, which means the oldest Purchase Payments are withdrawn first.

The following is added to the SUSPENSION OR DEFERRAL OF PAYMENTS PROVISIONS section of the Contract:

The Company reserves the right to postpone payments from the Fixed Account for a period of up to six months.

The following hereby deletes and amends Annuity Guideline 5 contained in the ANNUITY GUIDELINES of the ANNUITY PROVISIONS section of the Contract:

If no Annuity Option has been chosen at least thirty (30) calendar days before the Annuity Date, the Company will make payments to the Annuitant under Option B, with 10 years of payments guaranteed.  Unless specified otherwise, that portion of the Contract Value allocated to the Separate Account shall be used to provide a Variable Annuity and that portion of the Contract Value allocated to the Fixed Account shall be used to provide a Fixed Annuity.

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The following section is added to the Contract:

FIXED ACCOUNT PROVISIONS

FIXED ACCOUNT

The Contract Owner can elect to have Net Purchase Payments allocated to the Fixed Account, subject to any restrictions outlined on the Contract Schedule.  During the Accumulation Period, the Contract Owner can transfer Contract Values to the Fixed Account from the Separate Account and from the Fixed Account to the Separate Account, subject to the TRANSFERS DURING THE ACCUMULATION PERIOD section set forth in this rider.

FIXED ACCOUNT VALUES

The Fixed Account Value of a Contract Owner’s Account at any time is equal to:

1.	the Net Purchase Payments allocated to the Fixed Account; plus

2.	the Contract Value transferred to the Fixed Account; plus

3.	interest credited to the Contract Value in the Fixed Account; less

4.	any prior withdrawals of Contract Value from the Fixed Account and any applicable charges; less

5.	any Contract Value transferred from the Fixed Account; less

6.	any applicable charges, fees or Premium Taxes.

INTEREST TO BE CREDITED

The Company guarantees that the interest to be credited to the Fixed Account will not be less than the Minimum Guaranteed Interest Rate shown on the Contract Schedule.  The Company may credit additional interest at its sole discretion.

Signed for Massachusetts Mutual Life Insurance Company

[/s/ Christine C. Peaslee]	[/s/ Roger W. Crandall]
SECRETARY	PRESIDENT

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